Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Corporate Communications	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2014 First Quarter Sales, Net Income and Earnings per Share

•	Fiscal 2014 first quarter diluted earnings per share reach $1.61 or $1.67 before restructuring

•	Company increases fiscal 2014 full year guidance

CLEVELAND, October 18, 2013 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2014 first quarter ended September 30, 2013. Fiscal 2014 first quarter sales were $3.23 billion compared with $3.21 billion in the prior year quarter. Net income was $244.3 million compared with $239.9 million in the first quarter of fiscal 2013. Fiscal 2014 first quarter earnings per diluted share were $1.61 compared with $1.57 in the prior year quarter and included $0.06 per diluted share in expenses associated with its previously announced restructuring initiatives. Cash flow from operations was $282.7 million or 8.8 percent of sales and was 11.1 percent of sales before a discretionary pension contribution of $75 million.

“I am pleased that we delivered strong first quarter segment operating profit, earnings and cash flow performance in a mixed economic environment,” said Chairman, CEO and President, Don Washkewicz. “Our order growth this quarter and near-term improvements in several key macroeconomic indicators support our revised guidance.”

Segment Results
Diversified Industrial Segment: North American first quarter sales decreased 2.6 percent to $1.39 billion, and operating income was $234.2 million compared with $244.1 million in the same period a year ago. International first quarter sales increased 1.8 percent to $1.27 billion, and operating income was $173.4 million compared with $156.6 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales increased 4.9 percent to $567.5 million, and operating income was $57.3 million compared with $61.9 million in the same period a year ago.

Orders
Parker reported an increase of 5 percent in orders for the quarter ending September 30, 2013, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders increased 3 percent in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders increased 5 percent in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders increased 11 percent in Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2014, the company has increased guidance for earnings from continuing operations to the range of $7.78 to $8.38 per diluted share. Fiscal 2014 guidance includes expenses of $100 million or $0.47 per diluted share associated with its previously announced restructuring and an expected gain of $1.68 per diluted share associated with a joint venture agreement between Parker Aerospace and GE Aviation to be recorded in the quarter ending December 31, 2013. A reconciliation of current guidance to previous guidance is included in the first quarter earnings call presentation, which has been posted to www.phstock.com

Washkewicz added, “We are increasing our fiscal 2014 guidance to reflect higher than anticipated earnings in the first quarter and a larger than expected gain related to the GE Aviation joint venture, which will be recorded in our second quarter. We are also moving forward with our restructuring activities having announced plant consolidations and other organizational improvements. These actions are designed to strengthen our global competitiveness.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2014 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $13 billion in fiscal year 2013, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 57 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2013		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2013	2012

Net sales	$3,226,144	$3,214,935
Cost of sales	2,476,409	2,477,447
Gross profit	749,735	737,488
Selling, general and administrative expenses	406,930	381,122
Interest expense	20,958	23,509
Other (income), net	(2,243)	(3,201)
Income before income taxes	324,090	336,058
Income taxes	79,770	96,110
Net income	244,320	239,948
Less: Noncontrolling interests	4	207
Net income attributable to common shareholders	$244,316	$239,741

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.64	$1.61
Diluted earnings per share	$1.61	$1.57

Average shares outstanding during period - Basic	149,237,306	149,285,849
Average shares outstanding during period - Diluted	151,860,261	152,617,110

Cash dividends per common share	$0.45	$0.41

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2013	2012
Net sales
Diversified Industrial:
North America	$1,387,875	$1,425,279
International	1,270,795	1,248,573
Aerospace Systems	567,474	541,083
Total	$3,226,144	$3,214,935
Segment operating income

Diversified Industrial:
North America	$234,198	$244,075
International	173,410	156,598
Aerospace Systems	57,298	61,898
Total segment operating income	464,906	462,571
Corporate general and administrative expenses	47,210	39,767
Income before interest expense and other expense	417,696	422,804
Interest expense	20,958	23,509
Other expense	72,648	63,237
Income before income taxes	$324,090	$336,058

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2013
CONSOLIDATED BALANCE SHEET
(Unaudited)	September 30,	June 30,	September 30,
(Dollars in thousands)	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,945,623	$1,781,412	$436,131
Accounts receivable, net	1,968,490	2,062,745	1,982,590
Inventories	1,465,431	1,377,405	1,489,748
Prepaid expenses	176,245	182,669	161,123
Deferred income taxes	123,390	126,955	130,490
Total current assets	5,679,179	5,531,186	4,200,082
Plant and equipment, net	1,833,748	1,808,240	1,803,412
Goodwill	3,285,228	3,223,515	3,076,134
Intangible assets, net	1,280,431	1,290,499	1,193,815
Other assets	709,778	687,458	861,135
Total assets	$12,788,364	$12,540,898	$11,134,578

Liabilities and equity
Current liabilities:
Notes payable	$1,335,339	$1,333,826	$264,582
Accounts payable	1,130,676	1,156,002	1,162,797
Accrued liabilities	808,218	894,296	830,034
Accrued domestic and foreign taxes	180,776	136,079	109,052
Total current liabilities	3,455,009	3,520,203	2,366,465
Long-term debt	1,506,744	1,495,960	1,511,799
Pensions and other postretirement benefits	1,309,981	1,372,437	1,704,291
Deferred income taxes	107,000	102,920	112,532
Other liabilities	319,859	307,897	287,477
Shareholders' equity	6,086,861	5,738,426	5,141,124
Noncontrolling interests	2,910	3,055	10,890
Total liabilities and equity	$12,788,364	$12,540,898	$11,134,578

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2013
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2013	2012

Cash flows from operating activities:
Net income	$244,320	$239,948
Depreciation and amortization	85,580	81,172
Stock incentive plan compensation	48,998	31,261
Net change in receivables, inventories, and trade payables	16,213	(23,536)
Net change in other assets and liabilities	(106,293)	(389,688)
Other, net	(6,127)	53,872
Net cash provided by (used in) operating activities	282,691	(6,971)
Cash flows from investing activities:
Acquisitions (net of cash of $20,329 in 2012)	1,491	(194,548)
Capital expenditures	(56,651)	(76,685)
Proceeds from sale of plant and equipment	2,915	8,645
Other, net	49	168
Net cash (used in) investing activities	(52,196)	(262,420)
Cash flows from financing activities:
Net payments for common stock activity	(44,905)	(72,530)
Net proceeds from (payments for) debt	1,269	(37,773)
Dividends	(67,388)	(61,365)
Net cash (used in) financing activities	(111,024)	(171,668)
Effect of exchange rate changes on cash	44,740	38,873
Net increase (decrease) in cash and cash equivalents	164,211	(402,186)
Cash and cash equivalents at beginning of period	1,781,412	838,317
Cash and cash equivalents at end of period	$1,945,623	$436,131